Exhibit 8.2

July 13, 2012

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 300

Toronto, Ontario, Canada

M5J 2T3

Dear Sirs/Mesdames:

Re: Brookfield Asset Management Inc. — Dividend Reinvestment Plan

We have acted as United States federal income tax counsel to Brookfield Asset Management Inc., a corporation formed under the laws of Ontario (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 600,000 Class A Limited Voting Shares issuable pursuant to the Corporation’s Dividend Reinvestment Plan.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the caption “United States Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Torys LLP